Exhibit 12.1

COLONIAL PROPERTIES TRUST

Ratio of Earnings to Fixed Charges

(all amounts in thousands)
December 31, 2000

Description                              12/31/00                   12/31/99
--------------------------------------------------------------------------------
Fixed Charges:

Interest expense                         $ 71,855                    $ 57,211
Capitalized interest                        9,553                       8,664
Debt costs amortization                     1,224                       2,100
                                        ----------------------------------------
Total Fixed Charges                      $ 82,632                    $ 67,975

Earnings Plus Fixed Charges:

Income before property sales and
   extraordinary items               A   $ 61,675                    $ 67,578
Fixed Charges                              82,632                      67,975
                                       -----------------------------------------

Total                                   $ 144,307                   $ 135,553
Ratio of Earnings to Fixed Charges           1.75                        1.99
                                        ========================================


A Income before extraordinary items and minority interest less gain (plus loss) on sale of properties less capitalized interest.